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                                  EXHIBIT 99.1
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FOR IMMEDIATE RELEASE


             MERCHANTS BANCSHARES TO AFFILIATE WITH UNION PLANTERS


MEMPHIS, TENNESSEE - January 20, 1998 - Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer of Union Planters Corporation (NYSE:UPC), and J. W.
(Trey) Lander, III, President of Merchants Bancshares, Inc. (parent company of Merchants Bank) jointly announced today that a definitive agreement has been signed to merge Merchants with Union Planters Corporation.

Under the agreement, in a tax-free exchange, Union Planters would exchange one share of its common stock for each common share of Merchants. The transaction is valued at approximately $124 million. The acquisition is expected to be accounted for as a pooling of interests and is scheduled to close in the second quarter of 1998. The affiliation is also subject to shareholder and regulatory approval and the satisfaction of normal contractual closing conditions.

Merchants Bancshares, Inc. had approximately $550 million in total assets at December 31, 1997. Merchants offers a complete range of commercial and personal banking services through 14 banking facilities in Harris, Galveston and Brazoria Counties in Texas.

"Union Planters is a very community-oriented company, which is why we believe they are a great match for us," Lander said. "Union Planters places the same emphasis on quality service as we do. We will continue to operate as Merchants Bank with an emphasis on keeping the same customer contact staff that our customers have come to know and trust."

"All Union Planters affiliates operate independently within the unique communities they serve," Lander added. "Decisions at our bank will continue to be made by people our customers know and enjoy doing business with."

In making the announcement, Ben Rawlins stated, "We welcome the employees and customers of Merchants into the Union Planters group of banks. We were especially attracted by Merchants by their community banking focus and look forward to supporting their management and employee team."

Chairman of the Board Jack W. Lander, Jr. commented, "Our board did an excellent job in determining the best long term course for our customers, employees and shareholders alike. Our goal was to enhance the direction we have established with our employees, continue to operate as a community bank and to provide liquidity for our shareholders. Our affiliation with Union Planters will help us reach each of those goals in a more timely and efficient manner."

Donald R. Harding, president of Merchants Bank added, "I personally look forward to the opportunities that are ahead. We have always shared Union Planters' commitment to community management and we look forward to continuing this tradition."
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Union Planters Corporation, which was founded in 1869, has over $18 billion in assets and is ranked as one of the top 50 banks in the United States. Over 500 full service offices and over 600 ATM's may be found in Tennessee, Mississippi, Missouri, Florida, Louisiana, Arkansas, Alabama and Kentucky.

For More Information:

At Merchants Bancshares:

Trey Lander
President
(713) 622-0042


At Union Planters:

Financial
Jack Parker
Chief Financial Officer
(901) 580-6781

Media
Bill Andrews
Senior Vice President
(901) 580-2892